Exhibit 99.63

AMENDMENT AGREEMENT

dated 18 June 2026

to a Share Swap Transaction dated 11 March 2026 and amended on 27 March 2026

Between:

SOCIÉTÉ GÉNÉRALE, a company incorporated in accordance with the laws of France, with registered address at 29 Boulevard Haussmann, 75009 Paris, France, recorded with the Commercial Registry of Companies under number 552.120.222 and ADEME number FR231725_01YSGB (“Bank”). The company is duly represented by [Olivier Buttier].

And:

ATLAS INVESTISSEMENT S.A.S. a company incorporated in accordance with the laws of France, with registered address at 16 rue de la Ville L'Evêque 75008 Paris, France, recorded with the "Registre du Commerce et des Sociétés" of Paris under number 908 070 188 (“Counterparty”). The company is duly represented by Xavier Rioult de Neuville.

1.1	This amendment agreement (“Amendment”) is made and entered into between Bank and Counterparty, hereinafter referred to individually as a “Party” and collectively the “Parties”.

1.2	Whereas Bank and Counterparty entered into a Share Swap Transaction on March 11th, 2026 (the “Transaction”), evidenced by a confirmation date March 11th, 2026 (the “Confirmation”) governed by an ISDA Master Agreement dated as of March 11th, 2026 (the “Master Agreement”), each as amended, supplemented or otherwise modified from time to time.

1.3	Whereas Bank and Counterparty desire to amend the Transaction.

Accordingly, in consideration of the mutual agreements contained in this Amendment the Parties agree as follows:

1.	Amendments to Transaction

Bank and Counterparty hereby agree that, upon execution of this Amendment by both Parties, and subject to Article 2 below, with effect from the date hereof (the “Second Amendment Effective Date”):

1.1	the definition of the term “Maximum Equity Notional Amount” and “Maximum Number of Shares” in the Section “General Terms” in the Confirmation (including for the avoidance of doubt its Annexes) is hereby amended and restated in its entirety as set out in Appendix 2 (Amended Definition) hereto.

1.2	the definition of the term “Maximum Number of Shares” in the Section “General Terms” in the Confirmation (including for the avoidance of doubt its Annexes) is hereby amended and restated in its entirety as set follows:

“Maximum Number of Shares:

Means:

(i)	from the Exchange Business Day following the Second Amendment Effective Date (included) to the Termination Date (included), a number of Shares equal to the sum of (x) 4,500,000 and (y) the Residual Number of Shares(1);
(ii)	from March 27th, 2026 (excluded) until the Second Amendment Effective Date (included) a number of Shares equal to the sum of (x) 3,250,000 and (y) the Residual Number of Shares(1); and
(iii)	from the Trade Date (included) until March 27th, 2026 (included), the “Maximum Number of Shares” set out in the Original Confirmation.”

1.3	the definition of the term “Settlement Date(2)” set out in Annex 1 of the Confirmation is hereby amended to refer to 29 June 2026.

2.	Conditions precedent

The entry into force of the Amendment is subject to the elements listed in Appendix 1 (Conditions precedent) hereto, in each case in a form and substance satisfactory to Bank on the date hereof.

3.	Continuity and further assurance

3.1	Continuing obligations

Except for any amendment to the Transaction and the Confirmation made pursuant to this Amendment, all terms and conditions of the Transaction, the Confirmation and the Master Agreement will continue in full force and effect in accordance with their provisions on the Second Amendment Effective Date.

3.2	Further assurance

Counterparty shall at its own expense, do all acts and steps necessary or desirable to give effect to the amendments effected or to be effected by this Amendment.

4.	Representations

Counterparty repeats as of the date hereof the representations made to Bank in Sections 6.1(a), 6.1(h) and 6.1(i) of the Confirmation provided that reference therein to "this Transaction" shall be deemed to be reference to this Amendment. Each Party repeats as of the date hereof the representations made by it to the other Party in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(g) of the Agreement.

5.	Miscellaneous

(a)	Entire Agreement; Restatement. This Amendment constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Master Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts, each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing law & Jurisdiction. This Amendment and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law. The provisions of Clause 13(b) (Jurisdiction) of the Master Agreement shall apply to this Amendment as it applies to the Master Agreement.

IN WITNESS whereof the Parties have executed this Amendment on the respective date specified below with effect from the Second Amendment Effective Date.

On the 18 of June 2026, in Paris.

ATLAS INVESTISSEMENT S.A.S.

By:	/s/ Xavier RIOULT DE NEUVILLE
Name:	Xavier RIOULT DE NEUVILLE
Title:	Directeur Général

SOCIÉTÉ GÉNÉRALE

By:	/s/ Olivier BUTTIER
Name:	Olivier Buttier
Title:	Head of Strategic Transactions Group

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